Exhibit 4.63

Execution Version

Loan Agreement

Dated	8 December 2023

Vast Renewables Limited (ACN 136 258 574) ("Borrower")

Nabors Lux 2 S.a.r.l. ("Lender")

King & Wood Mallesons Level 61 Governor Phillip Tower 1 Farrer Place Sydney NSW 2000 Australia T +61 2 9296 2000 F +61 2 9296 3999 DX 113 Sydney www.kwm.com

Loan Agreement
Contents

Details		1

General terms		2

1	Definitions and interpretation	2

1.1	Definitions	2
1.2	General interpretation	7

2	Loan	8

2.1	Requesting a drawdown	8
2.2	Lender to fund	8
2.3	Use of proceeds	9

3	Conditions precedent to the Loan	9

3.1	Conditions to drawdown	9

4	Repaying and early repayment	10

4.1	Repayment	10
4.2	Mandatory repayment	10
4.3	Voluntary prepayment	10

5	Interest	10

6	Payments	10

6.1	Manner of payments	10
6.2	Withholding tax	11
6.3	Restrictions	11

7	Representations and warranties	11

7.1	Representations and warranties	11
7.2	Repetition of representations and warranties	12
7.3	Reliance	12

8	Undertakings	12

8.1	General undertakings	12

9	Default	13

9.1	Events of Default	13
9.2	Consequences of default	14

10	Costs and indemnities	14

10.1	Costs	14
10.2	Indemnities	15

11	Notices and other communications	15

11.1	Form	15
11.2	Delivery	15
11.3	When effective	16
11.4	When taken to be received	16

11.5	Receipt outside business hours	16

12	Assignment or other dealings	16

12.1	Assignment by the Borrower	16
12.2	Assignment by the Lender	16

13	General	16

13.1	Prompt performance	16
13.2	Certificates	17
13.3	Discretion in exercising rights	17
13.4	Partial exercising of rights	17
13.5	Conditions of consents, approvals or waivers	17
13.6	Remedies cumulative	17
13.7	Indemnities and reimbursement obligations	17
13.8	Supervening law	17
13.9	Variation and waiver	17
13.10	Counterparts	18
13.11	Governing law	18

Schedule 1 Verification Certificate		19

Schedule 2 Drawdown Notice		20

Schedule 3 Equity Securities		21

Signing page		22

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Loan Agreement

Details

Date

Parties	Borrower and Lender

Borrower	Name	Vast Renewables Limited

	ACN	136 258 574

	Address	226-230 Liverpool Street, Darlinghurst NSW 2010, Australia

	Email	alec.waugh@vastsolar.com

	Attention	Alec Waugh

Lender	Name	Nabors Lux 2 S.a.r.I.

	Formed in	Luxembourg

	Address	8-10 Avenue de la Gare, Grand-Duchy of Luxembourg, R.C.S. Luxembourg B 154.034

	Email	general.counsel@nabors.com

	Attention	General Counsel

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Loan Agreement

General terms

1	Definitions and interpretation

1.1	Definitions

Unless the contrary intention appears, these meanings apply:

"Additional Investors" means any person that provides capital to Borrower in exchange for debt or equity securities issued by Borrower or one of its Subsidiaries (each, an "Additional Investment"); provided, that any capital provided by any of the Restricted Parties in exchange for debt or equity securities issued by Borrower or one of its subsidiaries shall not constitute an Additional Investment nor shall any such investor constitute an Additional Investor.

"Advance" means each amount advanced to the Borrower by the Lender under clause 2.

"Anti-Corruption Laws" means any anti-bribery or anti-corruption laws (including laws that prohibit the corrupt payment, giving, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, commercial entity or any other person to obtain a business advantage) applicable to the Borrower and its operations from time to time, including without limitation (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act of 2010, (iii) any legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (iv) any similar laws in any other jurisdiction in which the Borrower operates, in each case as amended from time to time.

"Anti-Money Laundering Laws" means any anti-money laundering-related laws and codes of practice applicable to the Borrower and its operations from time to time, including without limitation (i) the EU Anti-Money Laundering Directives and any laws, decrees, administrative orders, circulars, or instructions implementing or interpreting the same, and (ii) the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970.

"Availability Period" means the period from 2 January 2024 until the Maturity Date.

"Business Combination Agreement" means the Business Combination Agreement, dated 14 February 2023, between, among others, the Borrower, the Lender and SPAC (as amended from time to time).

"Business Day" means a day on which banks are open for general banking business in Sydney, Australia, Luxembourg, Bermuda and Delaware (not being a Saturday, Sunday or public holiday in any of those places).

"Canberra" means CT Investments Group Pty Limited.

"Canberra Subscription Agreement" means the equity subscription agreement between the Borrower and Canberra dated 18 September 2023.

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"Change of Control" has the meaning given to it in the Business Combination Agreement.

"Closing" has the meaning given to it in the EDF Facility Agreement. "Closing Date" has the meaning given to it in the EDF Facility Agreement. "Control" of an entity includes the power to directly or indirectly:

(a)      determine the management or policies of the entity;

(b)      control more than one half of the membership of the board or other governing body of the entity; or

(c)       control the casting of more than one half of the maximum number of votes that may be cast at a general meeting of the entity,

regardless of whether the power is in writing or not, enforceable or unenforceable, expressed or implied, formal or informal or arises by means of trusts, agreements, arrangements, understandings, practices or otherwise.

"Controller" has the meaning it has in the Corporations Act. "Corporations Act" means the Corporations Act 2001 (Cth).

"Costs" includes costs, charges and expenses, including those incurred in connection with advisers and any legal costs on a full indemnity basis.

"Details" means the section of this document headed "Details".

"Drawdown Date" means the date that an Advance is advanced, or is to be advanced, by the Lender to the Borrower under this document.

"Drawdown Notice" means a completed notice substantially in the form set out in Schedule 2 ("Drawdown Notice").

"EDF" means EDF Australia Pacific Pty Ltd (ACN 664 931 079).

"EDF Facility Agreement" means the note purchase agreement dated 7 December 2023 (as amended from time to time) between the Borrower, HoldCo and EDF.

"Effective Date" means the date hereof.

"Exempt Issuance" means the issuance of (a) any securities of the Borrower to employees, officers or directors, consultants, contractors, vendors or other agents of the Borrower pursuant to any compensatory stock or option plan duly adopted for such purpose, for services rendered to the Borrower, (b) (i) equity interests or debt securities issued or issuable pursuant to agreements existing as of the date hereof and listed on Schedule 3 hereto, and (ii) equity interest or debt securities issued or issuable upon the exercise or exchange of or conversion of any equity interests or debt securities issued or issuable pursuant to agreements existing as of the date hereof and listed on Schedule 3 hereto, provided that such agreements, equity interests and/or debt securities have not been amended since the date hereof to increase the number of such equity interests or debt securities or to decrease the exercise price, exchange price or conversion price of such equity interests or debt securities (other than in connection with stock splits or combinations) or to extend the term of such equity interests or debt securities and (c) securities issued pursuant to any bona fide merger or acquisition with an unrelated third party that is not a shareholder of the Borrower or an affiliate of any shareholder of the Borrower that is approved by a majority of the directors of the Borrower, provided that such securities are issued as "restricted securities" (as defined in Rule 144) and provided that any such issuance shall only be to a person (or to the equityholders of a person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Borrower and shall provide to the Borrower additional benefits in addition to the investment of funds, but any such Exempt Issuance shall not include a transaction in which the Borrower is issuing securities (i) primarily for the purpose of raising capital, including an at-the-market offering or (ii) to an entity whose primary business is investing in securities.

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"Event of Default" means an event or circumstances so described in clause 9.1.

"Facility" means the loan facility made available under this document.

"Financial Indebtedness" means any indebtedness in respect of moneys borrowed or raised or any financial accommodation including, without limitation, under or in respect of any:

(a)      loan, note, bond, debenture, or similar instrument;

(b)      credit, acceptance, endorsement, or discounting arrangement; or

(c)      guarantee or indemnity or facility in respect of any moneys borrowed or raised or any financial accommodation.

"Finance Documents" mean:

(a)      this document;

(b)      any other document designated as a "Finance Document" by the Borrower and the Lender; and

(c)      any document or agreement that amends, supplements, replaces or novates any of the above.

"Government" or "Governmental Authority" means: (a) any supranational, national, state, city, municipal, county or local government, governmental authority or political subdivision thereof; (b) any agency or instrumentality of any of the authorities referred to in (a) above; (c) any regulatory or administrative authority, body or other similar organization, to the extent that the rules, regulations, standards, requirements, procedures or orders of such authority, body or other organization have the force of law; (d) any court or tribunal having jurisdiction; or (e) the governing body of any stock exchange(s).

"Government Official" means any officer, employee or other person acting in an official capacity on behalf of (a) any Governmental Authority or any department or agency of a Government, including elected officials, judicial officials, civil servants and military personnel, children, spouses, siblings or parents of a Government Official; (b) any public international organization, such as the World Bank; (c) any company, business or instrumentality that is owned or controlled by a Governmental Authority; and (d) any political party, as well as candidates for political office.

"HoldCo" means Vast Intermediate HoldCo Pty Ltd (ACN 671 982 666). "Group" means the Borrower and each of its Subsidiaries from time to time.

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"Group Member" means a member of the Group.

"indebtedness" includes any obligation or liability (whether incurred as principal or as surety or otherwise) for the payment or repayment of money, whether present or future, actual or contingent.

A person is "Insolvent" if:

(a)	it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act); or

(b)	it is in liquidation, in provisional liquidation, under administration or wound up; or

(c)	a Controller, liquidator, provisional or interim liquidator, receiver, receiver and manager or administrator or analogous person is appointed in respect of that person or any of its assets; or

(d)	it is subject to any arrangement (including a deed of company arrangement or scheme of arrangement), assignment, moratorium, or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the Lender); or

(e)	an application or order has been made (and, in the case of an application, it is not stayed, withdrawn or dismissed within 14 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of the things described in any of the above paragraphs; or

(f)	it is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand; or

(g)	it is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or it makes a statement from which the Lender reasonably deduces it is so subject); or

(h)	it is otherwise unable to pay its debts when they fall due; or

(i)	something having a substantially similar effect to (a) to (h) happens in connection with that person under the law of any jurisdiction.

"Investment" means with respect to the Borrower, all investments by the Borrower in other persons (including affiliates) in the form of loans (including guarantees), advances, or capital contributions, acquisition by such person of all or substantially all of the assets of another person, or of any business or division of any person, including without limitation, by way of merger, consolidation or other combination, or purchases or other acquisitions for consideration of indebtedness, capital stock or other securities issued by any other person.

"Loan" means the aggregate US dollar amount advanced to the Borrower by the Lender under clause 2 outstanding from time to time.

"Loan Amount" means up to the sum of US$5,000,000 minus:

(a)	the amount above US$25,000,000 from capital raised (on a net basis) post-Closing; and

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(b)	the excess (if any) of (a)(i) the amount of Additional Investment plus (ii) the balance of the cash remaining in the Trust Account after giving effect to the Redemption Rights of the SPAC's public stockholders other than the Restricted Parties over $10,000,000.

The Loan Amount shall be no more than US$5,000,000 and no less than US$0. Notwithstanding anything herein to the contrary, to the extent that the aggregate amount of cash (i) remaining in the Trust Account as a result of an election by Canberra not to exercise Redemption Rights and (ii) provided to Borrower by Canberra in exchange for debt or equity securities issued by Borrower or one of its Subsidiaries together exceeds the aggregate amount that Canberra is required to fund to Borrower, directly or indirectly, pursuant to that certain Canberra Subscription Agreement (the "Canberra Funding Baseline"), then Canberra shall not be a Restricted Party solely to the extent of such excess, it being the intent of the parties that any cash directly or indirectly provided by Canberra to Borrower in excess of the Canberra Funding Baseline shall reduce the Loan Amount hereunder.

"Maturity" or "Maturity Date" means the fifth anniversary of the date of this document.

"Potential Event of Default" means an event which, with the giving of notice, lapse of time or fulfilment of any condition, would become an Event of Default.

"Promissory Note" means that certain Promissory note for EURO10,000,000, issued as of the Closing Date, by Vast Intermediate HoldCo Pty LTD to EDF.

"Purchaser" has the meaning given to it in the EDF Facility Agreement.

"Redemption Rights" has the meaning given to it in the Business Combination Agreement.

"Restricted Parties" means Lender, AgCentral, EDF (with regard to any investment made by EDF at Closing) and, subject to the last sentence in the definition of "Loan Amount," Canberra.

"Sanctioned Person" means (a) any person that is the subject or target of Sanctions (including but not limited to any person that is designated on the list of "Specially Designated Nationals and Blocked Persons" administered by the U.S. Treasury Department's Office of Foreign Assets Control, or on any list of any economic or financial sanctions administered by the U.S. State Department, the United Nations, the European Union or any member state thereof, the United Kingdom, or any similar list maintained by, or public announcement of Sanctions designation made by, any applicable national economic sanctions authority), (b) any government, national, or resident of, or legal entity located in or organized under, the laws of a country or territory which is the subject of country- or territory-wide Sanctions (including without limitation Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine), (c) any person who is owned 50% (fifty percent) or more, or Controlled, by any of the foregoing or (d) any person with whom business transactions, including exports and re-exports, would violate Sanctions.

"Sanctions" means all trade, economic and financial sanctions laws administered, enacted or enforced from time to time by (i) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control and the United States Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) the United Kingdom (including without limitation His Majesty's Treasury), or (v) any other similar Governmental Authority with regulatory authority over Borrower from time to time".

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"SPAC" means Nabors Energy Transition Corp.

"Subsidiary" has the meaning given in section 9 of the Corporations Act, but on the basis that a trust or other entity may be a subsidiary (and an entity may be a subsidiary of a trust or other entity) if it would have been a "subsidiary" under the meaning given to that term in the Corporations Act if that trust or other entity were a body corporate or corporation (and, for these purposes, a unit or other beneficial, equity or ownership interest in a trust or other entity is to be regarded as a share).

"Taxes" means taxes, levies, imposts, charges and duties (including stamp and transaction duties) paid, payable or assessed as being payable by any authority together with any fines, penalties and interest in connection with them, except if imposed on, or calculated having regard to, the net income of the Lender.

"Trust Account" has the meaning given to it in the Business Combination Agreement.

"Unrestricted Cash" means any cash which the Borrower or any of its Subsidiaries is free to use and distribute and which is not subject to restrictions or limitations on use or distribution pursuant to law, contract (including the Promissory Note) or otherwise.

1.2	General interpretation

Headings are for convenience only and do not affect interpretation. Unless the contrary intention appears, in this document:

(a)	labels used for definitions are for convenience only and do not affect interpretation;

(b)	the singular includes the plural and vice versa;

(c)	a reference to a document includes any agreement or other legally enforceable arrangement created by it (whether the document is in the form of an agreement, deed or otherwise);

(d)	a reference to a document also includes any variation, replacement or novation of it;

(e)	the meaning of general words is not limited by specific examples introduced by "including", "for example", "such as" or similar expressions;

a reference to "person" includes an individual, a body corporate, a partnership, a joint venture, an unincorporated association and an authority or any other entity or organisation;

(g)	a reference to a particular person includes the person's executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(h)	a reference to a time of day is a reference to Sydney time;

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(i)	a reference to dollars, $ or A$ is a reference to the currency of Australia and references to US$, USD US dollar denotes the lawful currency of the United States of America;

a reference to "law" includes common law, principles of equity and legislation (including regulations);

(k)	a reference to any legislation includes regulations under it and any consolidations, amendments, re-enactments or replacements of any of them;

(I)	a reference to "regulations" includes instruments of a legislative character under legislation (such as regulations, rules, by-laws, ordinances and proclamations);

(m)	an agreement, representation or warranty in favour of 2 or more persons is for the benefit of them jointly and each of them individually;

(n)	an agreement, representation or warranty by 2 or more persons binds them jointly and each of them individually;

(o)	a reference to a group of persons is a reference to any 2 or more of them jointly and to each of them individually;

(p)	an Event of Default or Potential Event of Default is "continuing" if it has occurred and has not been waived in writing by the Lender or remedied to the satisfaction of the Lender;

(q)	a reference to any thing (including an amount) is a reference to the whole and each part of it; and

(r)	a reference to "property" or "asset" includes any present or future, real or personal, tangible or intangible property, asset or undertaking and any right, interest or benefit under or arising from it.

2	Loan

2.1	Requesting a drawdown

(a)	The Borrower may give a Drawdown Notice to the Lender requesting an Advance under this document during the Availability Period.

(b)	A Drawdown Notice must be given at least 5 Business Days prior to the proposed Drawdown Date.

(c)	The amount of the proposed drawing must be no more than the aggregate principal amount of the Loan Amount and must be a minimum amount of US$2,500,000 or, if less, the Loan Amount.

2.2	Lender to fund

On receipt of a Drawdown Notice under clause 2.1 ("Requesting a drawdown"), the Lender must advance such an amount to the Borrower on the Drawdown Date if the conditions in clause 3.1 have been met prior to the proposed Drawdown Date.

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2.3	Use of proceeds

The Borrower acknowledges that it must use the Advance to ensure that HoldCo fulfils is obligations under the EDF Facility Agreement and in accordance with clause 4 of the Promissory Note and for any other reasonable purpose in furtherance of the Borrower's corporate activities.

3	Conditions precedent to the Loan

3.1	Conditions to drawdown

The Lender is only required to provide an Advance if it has received in form and substance satisfactory to the Lender (in its sole discretion):

(a)	(Finance Documents) each Finance Document duly executed by the Borrower;

(b)	(Business Combination Agreement) written confirmation that closing under the Business Combination Agreement has occurred;

(c)	(verification certificate) a verification certificate signed by a director of the Borrower substantially in the form set out in Schedule 1 (Verification Certificate), with the attachments to include:

(i)	(constitutional documents) a copy of the constitution and certificate of incorporation of the Borrower;

(ii)	(board authorisations) extracts of resolutions of the board of directors of the Borrower:

(A)	approving the terms of and the transactions contemplated by, and resolving to execute, each Finance Document;

(B)	authorising a specified person or persons to execute each Finance Document on its behalf; and

(C)	authorising a specified person or persons, on its behalf, as authorised signatories to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents;

(d)	(other) all documents and other information the Lender reasonably requests (including to complete any KYC or other regulatory checks);

(e)	(Event of Default) no Event of Default is continuing;

(f)	(representations and warranties) the Borrower's representations and warranties are true and accurate in all material aspects; and

(g)	(cash condition) evidence that the amount of Unrestricted Cash (prior to giving effect to the Advance) is less than US$2,500,000.

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4	Repaying and early repayment

4.1	Repayment

The Borrower must repay the Loan on the earlier of the:

(a)	Maturity Date; or

(b)	the completion or closing of a Change of Control.

4.2	Mandatory repayment

At any time following the date of the first drawdown, the Borrower must immediately repay all or a portion of the Loan in the same amount as any capital raised (on a net basis) post-Closing above the aggregate value of US$25,000,000, including the net proceeds of any issuance of debt or equity securities. Amounts raised from the following cannot be applied towards repayments under this clause 4.2(b): (i) any loans or any moneys borrowed or raised from bank debt or (ii) any amounts raised from an Exempt Issuance or (iii) any amounts raised from a Restricted Party.

4.3	Voluntary prepayment

The Borrower may repay the Loan at any time prior to the Maturity Date provided the Borrower provides 5 Business Days' (or such shorter period as the Lender may agree) prior written notice to the Lender. Any voluntary prepayment of the Loan shall be a minimum amount of US$500,000 unless otherwise agreed between the parties.

5	Interest

The parties agree that no interest is payable on the Loan.

6	Payments

6.1	Manner of payments

The Borrower agrees to make payments (including by way of reimbursement) under this document:

(a)	on the due date (or, if that is not a Business Day, on the previous Business Day);

(b)	not later than 1:00pm (or such later time agreed by the Lender) in the place for payment;

(c)	in US dollars in immediately available funds;

(d)	in full without set-off or counterclaim and without any deduction or withholding in respect of Taxes unless prohibited by law; and

(e)	to the Lender by payment into the account nominated by the Lender, or by payment as the Lender otherwise directs.

The Borrower satisfies a payment obligation only when the Lender or the person to whom it has directed payment receives the amount.

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6.2	Withholding tax

If a law requires the Borrower to deduct or withhold an amount in respect of Taxes from a payment by the Borrower under this document, then:

(a)	the Borrower agrees to deduct or withhold the amount for the Taxes (and any further deduction applicable to any additional amount due under clause 6.2(c));

(b)	the Borrower agrees to pay an amount equal to the amount deducted or withheld to the relevant authority in accordance with applicable law and give the original receipts to the Lender; and

(c)	the Borrower agrees to pay an additional amount so that, after making the deduction or withholding and further deductions applicable to additional amounts payable under this clause, the Lender is entitled to receive (at the time the payment is due) the amount it would have received if no deductions or withholdings had been required.

6.3	Restrictions

The Borrower may not reborrow any part of the Loan which is repaid or prepaid.

7	Representations and warranties

7.1	Representations and warranties

The Borrower represents and warrants that, at the date of this document:

(a)	(power) it has full legal capacity to enter into and perform the obligations under the Finance Documents to which it is a party and to comply with its obligations under those Finance Documents;

(b)	(authorisations) it has in full force and effect the authorisations necessary for it to enter into the Finance Documents to which it is a party, to comply with its obligations and exercise its rights under those Finance Documents and to allow them to be enforced;

(c)	(status) it has been incorporated or formed in accordance with laws of its place of incorporation or formation, is validly existing under those laws and has power and authority to own its assets and carry on its business as it is now being conducted;

(d)	(validity of obligations) its obligations under the Finance Documents to which it is a party are valid and binding and are enforceable against it in accordance with their terms subject to any stamping and registration requirements, applicable equitable principles and laws generally affecting creditors' rights;

(e)	(benefit) it benefits by entering into the Finance Documents;

(f)	(no contravention) the Finance Documents and the performance by the Borrower of its obligations under the Finance Documents to which it is a party does not contravene any law or regulation by which it is bound or cause a default or breach of contract under any agreement, undertaking or other obligation by which it is bound;

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(g)	(no immunity) neither it nor its assets have immunity from the jurisdiction of a court or from legal process;

(h)	(Event of Default) no Event of Default is continuing;

(i)	(full disclosure) it has disclosed in writing to the Lender all documents and other information relating to it, this document and anything in connection with them, which a reasonable person in the Borrower's position would consider material to the Lender's decision to enter into the Finance Documents;

(j)	(documents and information) all documents and information given to the Lender by or on behalf of the Borrower in connection with the Finance Documents or any transaction in connection with them are complete and not misleading or deceptive, in any material respect (including by omission) as at the date they are given or as at their stated date;

(k)	(solvency) it is solvent, and will not become Insolvent by entering into any Finance Documents and performing its obligations under them; and

(I)	(Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions)

(i)	it is not involved in any pending or threatened litigation, arbitration, action, suit, proceedings, investigations or inquiries by any governmental entity involving possible non-compliance with any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions; and

(ii)	it is (A) not a Sanctioned Person or (B) not conducting or has not agreed to conduct any dealings or transaction with or for the benefit of any Sanctioned Person or in violation of Sanctions.

7.2	Repetition of representations and warranties

The representations and warranties in this clause 7 are taken to be also made (by reference to the then current circumstances) on the date on which the Loan is made under this document and on the date of each Advance.

7.3	Reliance

The Borrower acknowledges that the Lender has entered into the Finance Documents in reliance on the representations and warranties in this clause.

8	Undertakings

8.1	General undertakings

The Borrower undertakes:

(a)	(notify details of Event of Default or Potential Event of Default) if an Event of Default or Potential Event of Default occurs, to notify the Lender giving full details of the event and any step taken or proposed to remedy it;

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(b)	(information) to give the Lender any document or other information that the Lender reasonably requests from time to time; (no dividend/share buybacks) it will not declare or issue any dividend or other distribution or repurchase any equity securities, other than as required pursuant to agreements existing as of the date hereof and listed on Schedule 3 hereto or with the written consent of the Lender;

(c)	(security) it will not create or permit to exist any mortgage, charge, pledge, lien or other security interest over any of its property or assets, other than as permitted pursuant to agreements existing as of the date hereof, in the ordinary course of business or with the prior written consent of Nabors; and

(d)	(investments) it will not make any Investments, other than as permitted pursuant to agreements existing as of the date hereof hereto or with the prior written consent of Nabors.

9	Default

9.1	Events of Default

Each of the following is an Event of Default:

(a)	(non-payment) the Borrower does not pay when due any amount payable by it under a Finance Document to which it is a party in the manner required under it;

(b)	(misrepresentation) a material representation, or warranty or statement made or taken to be made by or on behalf of the Borrower in connection with the Finance Documents (to which it is a party) is incorrect or misleading in a material respect when made or taken to be made. No Event of Default under this paragraph will occur in relation to a representation deemed to be made under this agreement or any other Finance Document being incorrect or misleading if it is capable of remedy and is remedied within 20 Business Days of the Lender giving notice to the Borrower, or the Borrower becoming aware of it (whichever is first);

(c)	(non-compliance with other obligations) the Borrower does not comply with any other obligation under a Finance Document to which it is a party. No Event of Default under this paragraph will occur in relation to a failure which is capable of remedy and is remedied within 20 Business Days of the Lender giving notice to the Borrower, or the Borrower becoming aware of it (whichever is first);

(d)	(voidable document) a Finance Documents or a transaction in connection with them is or becomes (or is claimed to be by any party other than the Lender) wholly or partly void, voidable or unenforceable in any material respect;

(e)	(repudiation) any party other than the Lender rescinds or repudiates a Finance Document or attempts or takes any step to do so;

(f)	(unlawful) it is or becomes unlawful for any party other than the Lender to comply with any of its obligations under the Finance Documents;

(g)	(insolvency) the Borrower or any of its Subsidiaries becomes Insolvent;

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(h)	(creditors' process) any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of the Borrower or any of its Subsidiaries; or

(i)	(cross default):

(i)	an "Event of Default" occurs under (and as defined in) any EDF Finance Document;

(ii)	any Financial Indebtedness of the Borrower is not paid when due further at maturity by acceleration or otherwise nor within any originally applicable grace period;

(iii)	any Financial Indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default or review event (however described);

No Event of Default will occur under paragraph (i)(ii) and paragraph (i)(iii) if:

(iv)	the aggregate amount of the Financial Indebtedness is less than US$2,500,000 (or its equivalent); or

(v)	such Financial Indebtedness is owed by one Group Member to another Group Member.

9.2	Consequences of default

(a)	If an Event of Default occurs, then the Lender may declare at any time by notice to the Borrower that:

(i)	an amount equal to the Loan, interest on it and all other amounts which are then due for payment or which will or may become due for payment under the Finance Documents is either:

(A)	payable on demand; or

(B)	immediately due for payment;

(ii)	the Lender's obligations specified in the notice are terminated.

The Lender may make either or both of these declarations. The making of either of them gives immediate effect to its provisions.

(b)	If an Event of Default occurs, the Lender may exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

10	Costs and indemnities

10.1	Costs

The Borrower agrees, within 5 Business Days of demand, to pay or reimburse the Lender for its reasonable Costs in connection with:

(a)	(taxes) all stamp duty, registration fees and similar Taxes or fees payable or assessed as being payable in connection with a Finance Document or any other transaction contemplated by a Finance Document (including any fees, fines, penalties and interest in connection with any of those amounts); and

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(b)	(enforcement) exercising, enforcing or preserving rights, powers or remedies (or considering doing so) in connection with the Finance Documents.

10.2	Indemnities

The Borrower agrees, within 3 Business Days of written demand, to indemnify the Lender against, and to reimburse and compensate it for, any liability or loss arising from, and any reasonable Costs incurred in connection with:

(a)	an Event of Default;

(b)	the Lender exercising, enforcing or preserving its rights, powers or remedies in connection with the Finance Documents.

The amounts payable under this clause include any liability or loss and any Costs of the kind referred to in this indemnity incurred by the Lender's officers, employees, agents or contractors or any attorney. The amounts payable under this clause exclude any liability, loss or Costs which arise as a result of the Lender's gross negligence or wilful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgement.

11	Notices and other communications

11.1	Form

Unless this document expressly states otherwise, all notices, demands, certificates, consents, approvals, waivers and other communications in connection with this document must be in writing and signed by the sender (if an individual) or an authorised signatory of the sender. All communications (other than email communications) must also be marked for the attention of the person referred to in the Details (or, if the recipient has notified otherwise, then marked for attention in the way last notified). Email communications must state the first and last name of the sender and are taken to be signed by the named sender.

11.2	Delivery

Communications must be:

(a)	left at the address referred to in the Details;

(b)	sent by post (airmail if appropriate) to the address referred to in the Details; or

(c)	sent by email to the address referred to in the Details.

If the intended recipient has notified changed contact details then communications must be sent to the changed contact details.

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11.3	When effective

Communications take effect from the time they are received or taken to be received under clause 11.4 (whichever happens first) unless a later time is specified in the communication.

11.4	When taken to be received

Communications are taken to be received:

(a)	if sent by post, 6 Business Days after posting (or 10 days after posting if sent from one country to another); or

(b)	if sent by email:

(i)	when the sender receives an automated message confirming delivery; or

(ii)	4 hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that delivery failed,

whichever happens first.

11.5	Receipt outside business hours

Despite anything else in this clause 11, if communications are received or taken to be received under clause 11.4 after 5:00pm on a Business Day or on a non-Business Day, they are taken to be received at 9:00am on the next Business Day. For the purposes of this clause, the place in the definition of Business Day is taken to be the place specified in the Details as the address of the recipient and the time of receipt is the time in that place.

12	Assignment or other dealings

12.1	Assignment by the Borrower

The Borrower may not assign or otherwise deal with its rights under this document or allow any interest in them to arise or be varied without the Lender's consent.

12.2	Assignment by the Lender

The Lender may assign or otherwise deal with its rights under this document without the consent of the Borrower.

13	General

13.1	Prompt performance

The Borrower agrees to perform its obligations under the Finance Documents promptly unless a specific time for performance is expressly stated in the Finance Documents. Time is of the essence in this document in respect of an obligation of the Borrower to pay money.

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13.2	Certificates

The Lender may give to the Borrower a certificate about an amount payable or other matter in connection with the Finance Documents. The certificate is sufficient evidence of the amount or matter, unless it is proved to be incorrect.

13.3	Discretion in exercising rights

The Lender may exercise a right, power or remedy or give or refuse its consent, approval or waiver in connection with this document in its absolute discretion (including by imposing conditions).

13.4	Partial exercising of rights

If the Lender does not exercise a right, power or remedy in connection with this document fully or at a given time, the Lender may still exercise it later.

13.5	Conditions of consents, approvals or waivers

The Borrower agrees to comply with all conditions in any consent, approval or waiver the Lender gives in connection with the Finance Documents.

13.6	Remedies cumulative

The Lender's rights, powers and remedies in connection with this document are in addition to other rights, powers and remedies given in any other document or by law independently of this document.

13.7	Indemnities and reimbursement obligations

Any indemnity, reimbursement, payment or similar obligation in this document:

(a)	is a continuing obligation despite the satisfaction of any payment or other obligation in connection with this document, any settlement or any other thing;

(b)	is independent of any other obligations under this document or any other document; and

(c)	continues after this document or any obligation under it ends.

It is not necessary for the Lender to incur expense or make payment before enforcing a right of indemnity under this document.

13.8	Supervening law

Any present or future legislation which operates to vary the obligations of the Borrower in connection with this document with the result that the Lender's rights, powers or remedies are adversely affected (including by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

13.9	Variation and waiver

A provision of this document, or right, power or remedy created under it, may not be varied or waived except in writing signed by the party or parties to be bound.

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13.10	Counterparts

This document may be executed in any number of counterparts, each of which:

(a)	may be executed electronically or in handwriting; and

(b)	will be deemed an original whether kept in electronic or paper form, and all of which taken together will constitute one and the same document.

Without limiting the foregoing, if the signatures on behalf of one party are on more than one copy of this document, this shall be taken to be the same as, and have the same effect as, if all of those signatures were on the same counterpart of this document.

13.11	Governing law

(a)	This document is governed by the laws of New South Wales.

(b)	Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales

EXECUTED as an agreement

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Schedule 1        Verification Certificate

From:   Vast Renewables Limited (ACN 136 258 574) ("Borrower")

To:        Nabors Lux 2 S.a.r.l. ("Lender")

Dated:

Loan Agreement dated [] 2023 (the "Agreement")

___________________________________, am a Director of the Borrower and am authorised to execute this Certificate in the name of the Borrower.

Words defined in this Certificate have the same meaning as in the Agreement, unless the context otherwise requires.

I hereby certify, on behalf of the Borrower, as follows.

1.	Constitution

The copy of the constitution and certificate of registration of the Borrower attached to this Certificate and marked "A" are true, complete and up to date as at the date of this Certificate.

2.	Extracts of Written Resolutions / Minutes of Board Meeting

Attached are extracts of the written resolutions of the board of directors of the

Borrower on__________________         (marked "B"): (the "Resolutions")

(a)	approving the terms of, and the transactions contemplated by the Finance Documents and resolving that it execute such documents;

(b)	authorising a specified person or persons to execute the Finance Documents on its behalf.

The resolutions set out in the Resolutions were duly approved, remain in full force and effect and have not been rescinded, amended, modified or revoked.

3.	Confirmation

I confirm that:

(a)	the Borrower is not Insolvent;

(b)	the entry into and performance of Finance Documents or any related document and effecting the transactions under them will not:

(i)	violate or cause a breach or default under the constitution of the Borrower; or

(ii)	cause any guarantee or similar limit binding on the Borrower to be exceeded.

Signed

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Schedule 2 Drawdown Notice

To: Nabors Lux 2 S.a.r.l. ("Lender")

Date:

Drawdown Notice — Loan Agreement between the Lender and Vast Renewables Limited (ACN 136 258 574) ("Borrower") dated [] 2023 ("Loan Agreement")

Under clause 2.1 ("Requesting a drawdown") of the Loan Agreement, the Borrower gives notice as follows. This notice is a Drawdown Notice.

The Borrower wants to borrow under the Facility

The requested Drawdown Date is  [                                   ].

The amount of the proposed drawdown is US$[                                   ].

The amount of the proposed drawdown is to be paid to the following account:

Account number:	[		]
Account name:	[		]
Bank:		]
Branch:		]
BSB:		]

Capitalised terms in this notice have the same meaning as given to them in the Loan Agreement and clause 1("Interpretation") of the Loan Agreement applies to this notice as if it was fully set out in this notice.

[Name of person]
on behalf of the Borrower

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Schedule 3         Equity Securities

The following issuances have been made under the Company's Management Equity Plan Deed, dated on or around July 30, 2020, as amended on February 13, 2023 and pursuant to the Company's Management Equity Plan De-SPAC Side Deed, dated on or around February 13, 2023:

Holder Name	Number of MEP Shares
Craig Wood	25 MEP Shares
Kurt Drewes	15 MEP Shares
Bruce Leslie	10 MEP Shares
Lachlan Roberts	10 MEP Shares
Simon Woods	5 MEP Shares
Valentino Pagura	5 MEP Shares
Christina Hall	5 MEP Shares
Gilein Steensma	5 MEP Shares

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Signing page

Lender

SIGNED, SEALED AND DELIVERED by NABORS LUX 2 S.A.R.L. in the presence of:

/s/ Lisa J. Murray	/s/ Mark D. Andrews
Signature of witness	Signature of authorised signatory

Lisa J. Murray	Mark D. Andrews
Name of witness (block letters)	Name of authorised signatory (block letters)

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Borrower

EXECUTED by VAST RENEWABLES LIMITED in accordance with section 127(1) of the Corporations Act 2001 (Cth):

/s/ Colin Richardson	/s/ Craig Wood
Signature of director	Signature of director/company secretary

Colin Richardson	CRAIG WOOD
Name of director (block letters)	Name of director/company secretary
(block letters)

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